Exhibit 10.B

EXECUTION COPY

NON-COMPLETION LOAN GUARANTY

by

EL PASO CORPORATION,

as the Guarantor,

in favor of

SOCIÉTÉ GÉNÉRALE,

as the Administrative Agent

Dated as of May 3, 2010

i

ii

GUARANTY

This NON-COMPLETION LOAN GUARANTY (this “Agreement”), dated as of May 3, 2010, is made by EL PASO CORPORATION, a Delaware corporation (the “Guarantor”) in favor of Société Générale, in its capacity as administrative agent for the Credit Agreement Secured Parties under and as defined in the Credit Agreement as hereinafter defined (together with its successors, designees and assigns in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower intends to design, detail engineer, develop, procure, construct, install, complete, own, operate and maintain (a) approximately 675 miles of 42-inch diameter natural gas pipeline (along with associated four (4) compression and measurement facilities to be constructed in Uinta County, Utah, Elko County, Nevada, Box Elder County, Utah and Humboldt County, Nevada) to be constructed between Opal, Wyoming and the delivery point of Pacific Gas and Electric Company, a California corporation (“PG&E”) in Oregon near the California border, and (b) an approximately 2.7 mile lateral to be constructed between the PG&E delivery point at the California border and a delivery point at Malin, Oregon;

WHEREAS, the Borrower has entered into that certain Common Terms Agreement (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Common Terms Agreement”), dated as of May 3, 2010, together with the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Common Security Trustee and the Intercreditor Agent, for the purpose of setting forth certain provisions regarding, among other things: (a) common representations and warranties of the Borrower; (b) common covenants of the Borrower; and (c) common Events of Default under the Secured Debt Instruments;

WHEREAS, the Borrower has entered into that certain Credit Agreement (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of May 3, 2010 among the Administrative Agent, the Common Security Trustee, and the Secured Bank Debt Holders, pursuant to which the Secured Bank Debt Holders have agreed to provide certain credit facilities for the Project on the terms and conditions set forth therein;

WHEREAS, as of the date hereof, the Guarantor and GIP together indirectly own one hundred percent (100%) of all issued and outstanding membership interests in the Borrower (other than such interests held by the independent member of the Borrower and the Parent as required by their respective Organic Documents); and

WHEREAS, it is a requirement, and a condition to the first disbursement, under the Credit Agreement that the parties execute and deliver this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises contained herein, and to induce the Lenders to enter into the Credit Agreement and to make the advances of credit to the Borrower contemplated thereby, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Guarantor hereby agrees with the Administrative Agent, for the benefit of the Credit Agreement Secured Parties, as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01. Definitions.  The following terms when used in this Agreement, including its preamble and recitals, shall have the following meanings:

“Alternate Program” means any program providing for the sale or other Disposition of trade or other receivables entered into by the Guarantor or a Subsidiary of the Guarantor on terms customary for such financing transactions.

“Bankruptcy Code” means Title 11 of the United States Code.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Bankruptcy Event” means, with respect any Person, the occurrence of an event set forth in Section 10.7 (Events of Default for Secured Debt Other Than Non-Completion Secured Bank Debt - Bankruptcy; Insolvency) of the Common Terms Agreement, but whether or not any cure period or waiting period provided for in Section 10.7 has elapsed.

“Business Entity” means a partnership, limited partnership, limited liability partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity.

 “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Common Terms Agreement” has the meaning provided in the recitals to this Agreement.

“Consolidated EBITDA” means, with respect to any Person for the applicable period, the sum (without duplication and determined as to such Person and its consolidated Subsidiaries on a consolidated basis) of (i) earnings before interest, taxes on income, depreciation and amortization (exclusive of extraordinary items and gains or losses on sales of assets outside the ordinary course of business); plus (ii) any nonrecurring non-cash charges deducted in the determination of clause (i); plus or minus (iii) any charge or credit related to mark-to-market provisions for derivatives exposures; plus (iv) the net cash received for any put options entered into for the purpose of mitigating the commodity price risk of the hydrocarbon production owned by the Guarantor or any of its Subsidiaries; minus (v) cash payments during such period not deducted in the determination of clause (i) on account of charges or reserves taken in a prior period; minus (vi) income of entities accounted for on the equity method (including for this purpose MLP and its consolidated Subsidiaries); plus (vii) distributions of cash to such Person or any of its consolidated Subsidiaries by any entity accounted for on the equity method (including for this purpose MLP and its consolidated Subsidiaries), provided that the aggregate amount included pursuant to this clause (vii) during the term of this Agreement shall not exceed the aggregate amount excluded pursuant to clause (vi) in respect of periods commencing on or after January 1, 2006; plus (viii) for any period, the amount of insurance proceeds received in such period or determined by such Person in such period to be receivable in a future period, but not to exceed the amount by which Consolidated EBITDA for such period or any prior period is reduced on account of the loss to which such insurance proceeds relate; plus (ix) any charges taken during such period in connection with the payment, repayment, redemption, defeasance, early retirement or refinancing of any debt; provided that if such Person or any of its Subsidiaries shall have consummated any material acquisition or Disposition during such period, Consolidated EBITDA shall be determined on a pro forma basis as if such acquisition or Disposition had occurred on the first day of such period.

“Contingent Guaranty” has the meaning assigned to such term in the definition of the term “Guaranty”.

“Credit Agreement” has the meaning provided in the recitals to this Agreement.

“Debt” means, as to any Person, all Indebtedness of such Person other than (a) any Project Financing of such Person, (b) in the case of the Guarantor or a Subsidiary of the Guarantor, any liabilities of the Guarantor or such Subsidiary, as the case may be, under any Alternate Program, or any document executed by the Guarantor or such Subsidiary, as the case may be, in connection therewith, (c) in the case of the Guarantor or a Subsidiary of the Guarantor, any obligations of the Guarantor or a Subsidiary of the Guarantor with respect to lease payments for the headquarters building of the Guarantor located in Houston, Texas, (d) to the extent paid on or prior to the fifth Business Day after the due date therefor, the aggregate amount of all letters of credit disbursements that the Guarantor owes that have not yet been reimbursed by or on behalf of such Person and all unpaid, non-contingent obligations of such Person to reimburse a bank or other Person in respect of amounts paid under a letter of credit or similar instrument, and (e) in the case of the Guarantor, those items included as “securities of consolidated subsidiaries” (or analogous line item) as listed in the consolidated balance sheet of the Guarantor as of December 31, 2009, and regardless of any change thereafter in accounting treatment thereof, so long as the terms and conditions of any financing associated with any such items referred to in this clause (e) (or successive extensions or refinancings thereof) are not amended so as to become more restrictive to the Guarantor or its Subsidiaries than the terms and conditions of this Agreement.

“Disposition” means with respect to any asset or property of any Person, any sale, transfer or other disposition of ownership thereof by such Person, including any casualty with respect thereto or condemnation thereof or foreclosure thereon (but shall not include the granting or existence of a Lien permitted under the El Paso Credit Agreement, or the granting or existence of any other encumbrance not prohibited under the El Paso Credit Agreement, with respect thereto, or the issuance by such Person of indebtedness or equity).  “Dispose” shall have a correlative meaning.  For the avoidance of doubt, the issuance of (i) Equity Interests (x) by the Guarantor or (y) by any of the Guarantor’s Subsidiaries to the Guarantor or any of its other Subsidiaries or (ii) Debt by the Guarantor or any of its Subsidiaries, in each case that is not prohibited under the El Paso Credit Agreement shall not constitute a Disposition.

“El Paso Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of November 16, 2007 among the Guarantor, El Paso Natural Gas Company and Tennessee Gas Pipeline Company as borrowers, the lenders party thereto from time to time, and JP Morgan Chase Bank, N.A., as administrative and collateral agent, as in effect on the Closing Date.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, regulating or imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Equity Interests” means (i) any capital stock, partnership, joint venture, member or limited liability or unlimited liability company interest, beneficial interest in a trust or similar entity, or other equity interest in another Person of whatever nature, and (ii) any warrants, options or other rights to acquire such stock or interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued from time to time thereunder.

“ERISA Affiliate” means any Person who is a member of the Guarantor’s controlled group within the meaning of Section 4001(a)(14)(A) of ERISA.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Guarantor.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Obligations” has the meaning provided in Section 2.01 (Guaranty).

“Guaranty” means any act by which any Person assumes, guarantees, endorses or otherwise incurs direct or contingent liability in connection with, or agrees to purchase or otherwise acquire or otherwise assures a creditor against loss in respect of, any Debt of any Person (other than any such liability existing on November 23, 2004 in respect of Debt or Project Financing of Guarantor or any of its consolidated Subsidiaries outstanding on November 23, 2004 or any extensions or renewals thereof that do not increase the liability of such Person) (excluding (a) any liability by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (b) any liability in connection with obligations of Guarantor or any of its consolidated Subsidiaries, including obligations under any conditional sales agreement, equipment trust financing or equipment lease, and (c) any such act in connection with a Project Financing that either (i) guarantees to the provider of such Project Financing or any other Person performance of the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the project that is financed by such Project Financing or performance by a Project Financing Subsidiary of certain obligations to Persons other than the provider of such Project Financing, except during any period, and then only to the extent, that such guaranty is a guaranty of payment of such Project Financing (other than a guaranty of payment of the type referred to in subclause (ii) below) or (ii) is contingent upon, or the obligation to pay or perform under which is contingent upon, the occurrence of any event other than or in addition to the passage of time or any Project Financing becoming due) (any such act referred to in this clause (c) being a “Contingent Guaranty”)).

“Guarantor” has the meaning provided in the preamble to this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case above to the extent regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication (a) indebtedness of such Person for borrowed money, (b) obligations of such Person (other than any portion of any trade payable obligation of such Person) to pay the deferred purchase price of property or services, and (c) Capital Lease Obligations of such Person.

“Lien” means any lien, security interest or other charge or encumbrance, or any assignment of the right to receive income, or any other type of preferential arrangement, in each case to secure any Indebtedness or any Guaranty of any Person.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or financial condition of the Guarantor and its consolidated Subsidiaries on a consolidated basis, (ii) the ability of Guarantor to perform its obligations under the Financing Documents to which it is a party or (iii) the validity or enforceability of the Financing Documents to which the Guarantor is a party or the validity, perfection, priority or enforceability of the Liens created thereunder.

“Mandatory Asset Reduction Event” has the meaning set forth in the El Paso Credit Agreement.

“MLP” means El Paso Pipeline Partners, L.P., a Delaware limited partnership.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Guarantor or an ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions and in respect of which the Guarantor or an ERISA Affiliate has any liability (contingent or otherwise), such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of the Guarantor or an ERISA Affiliate and at least one Person other than the Guarantor and its ERISA Affiliates, or (b) was so maintained and in respect of which the Guarantor or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA and any successor entity performing similar functions.

“Person” means an individual, a Business Entity, or a country or any political subdivision thereof or any agency or instrumentality of such country or subdivision.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Project Financing” means any Indebtedness (a) incurred to finance or refinance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise in respect of, all or any portion of any project, or any asset related thereto (including, with respect to transactions in connection with the power and gas contract restructuring business of the Guarantor) and any Guaranty with respect thereto, other than any portion of such Indebtedness or Guaranty permitting or providing for recourse against the Guarantor or any of its Subsidiaries, which recourse is other than (i) recourse to the Equity Interests in, Indebtedness or other obligations of, or assets of, one or more Project Financing Subsidiaries, and (ii) such recourse as exists under any Contingent Guaranty or (b) of any Project Financing Subsidiary, or any Guaranty with respect thereto, that is secured solely by, or recourse for which is limited solely to, the Equity Interests in, Indebtedness or other obligations of, or assets of, one or more Project Financing Subsidiaries.

“Project Financing Subsidiary” means any Subsidiary of the Guarantor whose principal purpose is to incur Project Financing, or to become a direct or indirect partner, member or other equity participant or owner in a Business Entity so created, and substantially all the assets of which Subsidiary or Business Entity are limited to (a) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by a Project Financing, (b) power contracts, gas contracts, administrative or other related service agreements and swap agreements related to gas or power, or (c) Equity Interests in, or Indebtedness or other obligations of, one or more other such Subsidiaries or Business Entities or to Indebtedness or other obligations of the Guarantor or its Subsidiaries or other Persons.  For purposes of this definition, “swap agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Qualified Investments Account” has the meaning assigned to such term in the El Paso Credit Agreement.

“Qualified Investments Subaccount” has the meaning assigned to such term in the Security Agreement (as defined in the El Paso Credit Agreement).

“Single Employer Plan” a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Guarantor or an ERISA Affiliate and no Person other than the Guarantor and its ERISA Affiliates or (b) was so maintained and in respect of which the Guarantor or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” means, as to any Person (the “parent”) at any date, any Business Entity the accounts of which are, or are required to be, consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Business Entity of which the shares of stock or other Equity Interests having ordinary voting power (other than stock or such other Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such Business Entity are at the time owned, directly or indirectly, through one or more Subsidiaries, or both, by such Person.

“Termination Event” means (a) a “reportable event,” as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC under PBGC Reg. § 4043), or an event described in Section 4062(e) of ERISA, or (b) the withdrawal of the Guarantor or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA or the incurrence of liability by the Guarantor or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (e) the conditions set forth in Section 302(f)(1)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of the Guarantor or any ERISA Affiliate for failure to make a required payment to a Plan are satisfied, or (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA, or (g) the occurrence of any other event or the existence of any other condition which would reasonably be expected to result in the termination of, or the appointment of a trustee to administer, any Plan under Section 4042 of ERISA.

“Withdrawal Liability” has the meaning given such term under Part 1 of Subtitle E of Title IV of ERISA.

Section 1.02. Credit Agreement Definitions.  Unless otherwise defined herein or unless the context requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement and, if not defined therein, as defined in the Common Terms Agreement.

Section 1.03. Rules of Interpretation.  The rules of interpretation set forth in Section 1.2 (Interpretation) of the Common Terms Agreement shall apply to this Agreement including its preamble and recitals.

ARTICLE II

GUARANTY

Section 2.01. Guaranty.  (a) Guarantor, as a primary obligor and not merely as surety, hereby irrevocably guarantees, subject only to the conversion of the Loans to Non-Completion Loans pursuant to Section 4.01 (Non-Completion Loans; Generally) of the Credit Agreement, and no other condition, to the Administrative Agent (for the ratable benefit of the Credit Agreement Secured Parties)

(i)	the prompt payment of all Obligations due and payable under the Credit Agreement;

(ii)	the prompt payment when due of all Obligations under the Interest Rate Protection Agreements to which any Credit Agreement Interest Rate Protection Provider is a party; and

(iii)
the payment in full in cash of all reasonable costs and expenses incurred by the Administrative Agent and any other Credit Agreement Secured Party in enforcing payment of any portion required to be paid under this Agreement (collectively, the “Guaranteed Obligations”).

(b) Guarantor shall promptly pay the Guaranteed Obligations in immediately available funds to the Administrative Agent at the following account: For Clearing, Société Générale, A/C# 9051422, ABA# 026004226, Attn: Cheriese Brathwaite, Ref: Ruby Pipeline, LLC, or such other account as directed in writing by the Administrative Agent to the Guarantor, without regard to any exercise or non-exercise by the Administrative Agent or any other Credit Agreement Secured Party of any right, remedy, power or privilege under or in respect of the Credit Agreement or the other Financing Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01. Guarantor’s Representations and Warranties.  The Guarantor hereby represents and warrants for itself, as of the date hereof and as of the date of any conversion of the Loans to Non-Completion Loans pursuant to Section 4.01 (Non-Completion Loans; Generally) of the Credit Agreement:

(a) it is duly and validly existing under the Laws of Delaware, has the power and authority and has obtained all required Governmental Approvals (each of which is in full force and effect and is not subject to review by any Governmental Authority) to enter into, comply with and perform its obligations under and to enter into this Agreement;

(b) this Agreement has been duly authorized and executed by it and constitutes its valid and legally binding obligation enforceable in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, moratorium, insolvency or other similar Laws affecting the enforcement of creditor’s rights generally or by general principals of equity; and

(c) neither the execution and delivery of this Agreement nor the compliance with its terms will conflict with or result in a breach of any of, or constitute a default or require any consent which has not been obtained under, any material agreement, instrument or arrangement to which it is a party or by which it or any of its properties or assets are bound, or violate any of the terms or provisions of its Organic Documents or any Governmental Approval, judgment, decree or order or any other applicable Law.

Section 3.02. Survival.  All representations, warranties, and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.

Section 3.03. Rights and Remedies not Limited.  The rights and remedies of the Administrative Agent, on behalf and for the benefit of the Credit Agreement Secured Parties, in relation to any breach of representation or warranty in this Agreement on the part of the Guarantor are not prejudiced by:

(a) any investigation by or on behalf of the Administrative Agent or any other Credit Agreement Secured Party into the affairs of any such party;

(b) the execution or the performance of this Agreement; or

(c) any other act or thing that may be done by or on behalf of the Administrative Agent or any other Credit Agreement Secured Party in connection with this Agreement and that might, apart from this Section 3.03, prejudice such rights or remedies.

ARTICLE IV

COVENANTS

Section 4.01. Affirmative Covenants.  From the date of any conversion of the Loans to Non-Completion Loans pursuant to Section 4.01 (Non-Completion Loans; Generally) of the Credit Agreement until the occurrence of the Credit Agreement Discharge Date, unless the Required Banks otherwise consent in writing, the Guarantor shall:

(a) Preservation of Existence.  Preserve and maintain its (a) existence, (b) rights (organizational and statutory), and (c) material franchises, except as otherwise permitted by Section 4.02(b) (Disposition; Mergers) or where the failure to so preserve would not have a Material Adverse Effect and except that nothing herein shall prevent any change in Business Entity form of the Guarantor.

(b) Compliance with Laws.  Comply in all material respects with all applicable laws, rules, regulations and orders (including all Environmental Laws and laws requiring payment of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith by appropriate proceedings) the failure to comply with which would have a Material Adverse Effect.

(c) Visitation Rights.  At any reasonable time and from time to time, permit the Administrative Agent or any of the Credit Agreement Secured Parties or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Guarantor and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Guarantor and any of its Subsidiaries with any of their officers and, in the company of an officer of the Guarantor or the applicable Subsidiary if so requested by the Guarantor, with their independent certified public accountants.

(d) Books and Records.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all its respective financial transactions and the assets and business of the Guarantor and each of its Subsidiaries, as applicable, in accordance with GAAP either (a) consistently applied or (b) applied in a changed manner provided such change shall have been disclosed to the Administrative Agent and shall have been consented to by the accountants which (as required by Section 4.01(g) (Reporting Requirements)) report on the financial statements of the Guarantor and its Subsidiaries for the fiscal year in which such change shall have occurred.

(e) Maintenance of Properties.  Maintain and preserve all of its properties that are used in the conduct of its business in good working order and condition, ordinary wear and tear excepted, to the extent that any failure to do so would have a Material Adverse Effect.

(f) Maintenance of Insurance.  Maintain or cause to be maintained with financially sound and reputable insurance companies (or through self-insurance), property damage and liability insurance of such types, in such amounts and against such risks as is commercially reasonable to maintain; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

(g) Reporting Requirements.  Furnish to each Credit Agreement Secured Party in such reasonable quantities as shall from time to time be requested by such Credit Agreement Secured Party:

(i)
as soon as publicly available, and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, a consolidated balance sheet of the Guarantor and its consolidated Subsidiaries as of the end of such quarter, and consolidated statements of income and cash flows of the Guarantor and its Subsidiaries each for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified (subject to normal year-end adjustments and the absence of footnotes) as being fairly stated in all material respects by a Financial Officer and accompanied by a certificate of such officer stating (i) whether or not such officer has knowledge of the occurrence of any Event of Default (as defined in the El Paso Credit Agreement) that is continuing under the El Paso Credit Agreement or of any event not theretofore remedied that with notice or lapse of time or both would constitute such an Event of Default (as defined in the El Paso Credit Agreement) and, if so, stating in reasonable detail the facts with respect thereto and (ii) all relevant facts in reasonable detail to evidence, and the computations as to, whether the Guarantor is in compliance with the requirements set forth in Section 4.02(a) (Financial Covenants);

(ii)
as soon as publicly available and in any event within 120 days after the end of each fiscal year of the Guarantor, a copy of the annual report for such year for the Guarantor and its consolidated Subsidiaries containing financial statements for such year reported on by nationally recognized independent public accountants (without any qualification or exception as to the scope of such audit), accompanied by a report signed by said accountants stating that such financial statements have been prepared in accordance with GAAP;

(iii)
within 120 days after the close of each of the Guarantor’s fiscal years, a certificate of a Financial Officer stating (i) whether or not he has knowledge of the occurrence of any Event of Default (as defined in the El Paso Credit Agreement) that is continuing under the El Paso Credit Agreement or of any event not theretofore remedied that with notice or lapse of time or both would constitute such an Event of Default (as defined in the El Paso Credit Agreement) and, if so, stating in reasonable detail the facts with respect thereto and (ii) all relevant facts in reasonable detail to evidence, and the computations as to, whether the Guarantor is in compliance with the requirements set forth in Section 4.02(a) (Financial Covenants);

(iv)
promptly in writing, notice of all litigation and of all proceedings before any Governmental Authority against or involving the Guarantor, except any litigation or proceeding that in the reasonable judgment of the Guarantor (taking into account the availability of appeals) is not likely to have a material adverse effect on the consolidated financial condition of the Guarantor and its consolidated Subsidiaries taken as a whole;

(v)
within three (3) Business Days after a Financial Officer obtains knowledge thereof (i) notice of the occurrence of any Default (as defined in the El Paso Credit Agreement) that is continuing, together with a detailed statement by a responsible officer of the Guarantor of the steps being taken by the Guarantor or the appropriate Subsidiary of the Guarantor to cure the effect of such event and (ii) notice of the occurrence of any event that could reasonably be expected to result in a Material Adverse Effect and notice of the execution of any agreement relating to, or the consummation of, any Disposition that could reasonably be expected to result in a Mandatory Asset Reduction Event;

(vi)
as soon as practicable and in any event (i) within thirty (30) days after the Guarantor or any ERISA Affiliate knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred that could reasonably be expected to have a Material Adverse Effect, and (ii) within ten (10) days after the Guarantor or any ERISA Affiliate knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of a Financial Officer describing such Termination Event and the action, if any, that the Guarantor or such ERISA Affiliate proposes to take with respect thereto;

(vii)
promptly and in any event within five (5) Business Days after receipt thereof by the Guarantor or any ERISA Affiliate, copies of each notice received by the Guarantor or any ERISA Affiliate from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan which termination could reasonably be expected to have a Material Adverse Effect;

(viii)
promptly and in any event within five (5) Business Days after receipt thereof by the Guarantor or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Guarantor or any ERISA Affiliate concerning (i) the imposition of Withdrawal Liability by a Multiemployer Plan, (ii) the determination that a Multiemployer Plan is, or is expected to be, in reorganization or insolvent within the meaning of Title IV of ERISA, (iii) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (iv) the amount of liability incurred, or expected to be incurred, by the Guarantor or any ERISA Affiliate in connection with any event described in clauses (i), (ii) or (iii) above, in each case if such event could reasonably be expected to have a Material Adverse Effect; and

(ix)
as soon as practicable but in any event within sixty (60) days of any notice of request therefor, such other information respecting the financial condition and results of operations of the Guarantor or any Subsidiary of the Guarantor as any Credit Agreement Secured Party through the Administrative Agent may from time to time reasonably request.

Each balance sheet and other financial statement furnished pursuant to Section 4.01(g)(i) and Section 4.01(g)(ii) shall contain comparative financial information which conforms to the presentation required in Form 10-Q and 10-K, as appropriate, under the Securities Exchange Act of 1934, as amended.  The electronic posting of any financial statements, reports, notices or other items required to be furnished pursuant to this Section 4.01 on a website established for Credit Agreement Secured Party access shall constitute delivery for all purposes of this Section 4.01.

Section 4.02. Negative Covenants.  From the date of any conversion of the Loans to Non-Completion Loans pursuant to Section 4.01 (Non-Completion Loans; Generally) of the Credit Agreement until the occurrence of the Credit Agreement Discharge Date, unless the Required Banks otherwise consent in writing, the Guarantor shall:

(a) Financial Covenants.

(i)
Leverage Ratio.  The Guarantor shall not permit the ratio of (i) the sum of (A) the aggregate amount of consolidated Debt of the Guarantor and its consolidated Subsidiaries, plus (B) the aggregate amount of consolidated Guaranties of the Guarantor and its consolidated Subsidiaries, plus (C) the outstanding principal (or equivalent) amount of financing extended to the Guarantor and its consolidated Subsidiaries pursuant to any Alternate Program, regardless of whether such financing gives rise to “Indebtedness” hereunder, minus (D) all unrestricted cash balances of the Guarantor and its consolidated Subsidiaries (in each case, without duplication of amounts under this clause (i) and determined as to all of the foregoing entities on a consolidated basis) (it being understood that cash balances in the Qualified Investments Account or any Qualified Investments Subaccount are not restricted for purposes of this clause (D)) minus (E) all restricted cash balances of the Guarantor and its consolidated Subsidiaries securing or otherwise supporting the payment of Debt or Guaranties of the Guarantor and its consolidated Subsidiaries included in (A) above to (ii) Consolidated EBITDA of the Guarantor and its consolidated Subsidiaries for the then most recently ended period of four fiscal quarters to exceed 5.25:1.

(ii)
Fixed Charge Coverage Ratio.  The Guarantor shall not permit the ratio of (i) Consolidated EBITDA of the Guarantor and its consolidated Subsidiaries for the then most recently ended period of four fiscal quarters to (ii) the sum of its consolidated interest expense plus its total dividends paid, in each case for the then most recently ended period of four fiscal quarters to be less than 2.0:1.

(b) Disposition; Mergers.

(i)
The Guarantor shall not Dispose of (in a single or related series of transactions) assets constituting all or substantially all of its consolidated assets; provided that this Section 4.02(b) shall not apply to (1) Dispositions of property or assets to a Subsidiary, or to a Business Entity that after giving effect to such Disposition will become a Subsidiary in which the Company’s direct or indirect Equity Interest will be at least as great as its direct or indirect Equity Interest in the transferor immediately prior to such Disposition or (2) any transaction required by a final order of any Governmental Authority of competent jurisdiction.

(ii)
The Guarantor shall not merge or consolidate with, or liquidate into, any Person, except that, provided no Event of Default (as defined in the El Paso Credit Agreement) has occurred and is continuing (both before and immediately after giving effect to any merger, consolidation or liquidation permitted hereto), the Guarantor may merge or consolidate with, or liquidate into, any Business Entity, provided that (i) the Guarantor is the continuing or surviving Business Entity or (ii) the continuing or surviving Business Entity is organized under the laws of the United States or a State thereof and unconditionally assumes by written agreement satisfactory to the Administrative Agent all of the performance and payment obligations of the Guarantor under any Financing Documents to which it is a party.

(c) Transactions with Affiliates.  The Guarantor shall not sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property from, or otherwise engage in any other transaction with, any Affiliate that is not a Subsidiary of the Guarantor, whether or not in the ordinary course of business, except (a) transactions on terms no less favorable to the Guarantor as would be obtainable by the Guarantor at the time in a comparable arm’s-length transaction or series of transactions with a person other than an Affiliate of the Guarantor, (b) any Disposition of any merger, consolidation or liquidation permitted under Section 4.02(b) (Disposition; Mergers) and (c) transactions the value of which are de minimis in relation to the assets, liabilities or revenues of the Borrower.

ARTICLE V

SAVING PROVISIONS

Section 5.01. Additional Security.  This Agreement is in addition to, and is not in any way prejudiced by, any security now or hereafter held by or for the benefit of the Credit Agreement Secured Parties, nor shall such security held by or for the benefit of the Credit Agreement Secured Parties or the liability of any Person for all or any part of the Obligations be in any manner prejudiced or affected by this Agreement.

Section 5.02. Taxes.  Any and all payments under this Agreement shall be made free and clear of, and without deduction for, any Taxes, unless required by Law; provided, that if the Guarantor is required to deduct any Taxes from any such payment, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.02) the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (b) the Guarantor shall make such deductions and (c) the Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

Section 5.03. Subrogation.  Notwithstanding any payment or payments made by the Guarantor or the exercise by the Administrative Agent of any of the remedies provided under this Agreement or any set-off or application of funds of the Guarantor by the Administrative Agent, the Guarantor hereby agrees not to exercise its rights of subrogation until the Credit Agreement Discharge Date (at which time the Guarantor shall have all rights of subrogation as a surety as against the Borrower).  Notwithstanding the foregoing, if any amount shall be paid to the Guarantor on account of such subrogation prior to the Credit Agreement Discharge Date, such amount shall be held by the Guarantor in trust for the Administrative Agent, segregated from other funds of the Guarantor, and shall be turned over to the Administrative Agent, in the exact form received by the Guarantor (or duly endorsed by the Guarantor to the Administrative Agent, if required) to be applied against such amounts in such order as the Administrative Agent may elect.  Following the Credit Agreement Discharge Date, the Administrative Agent, the holders of Secured Bank Debt, and the Credit Agreement Interest Rate Protection Providers will take such actions as may be reasonably requested by the Guarantor, at the Guarantor's sole expense, to preserve and maintain the Guarantor's rights of subrogation as against the Borrower as a surety for any payment made pursuant to this Guaranty.

Section 5.04. Waiver of Defenses.  The Guarantor hereby unconditionally and irrevocably waives and relinquishes as to the Credit Agreement Secured Parties (but not as against the Borrower following the Credit Agreement Discharge Date, subject to Section 6.17 (Term of Guaranty)), to the maximum extent permitted by applicable Laws, all rights and remedies accorded to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including:

(a) any right to require the Administrative Agent or the other Credit Agreement Secured Parties to proceed against the Borrower, any guarantor or any other Person or to proceed against or exhaust any security or Collateral held by the Administrative Agent or any other Credit Agreement Secured Party at any time or to pursue any other remedy in the Administrative Agent’s or any other Credit Agreement Secured Party’s power before proceeding against the Guarantor;

(b) any defense that may arise by reason of the incapacity, lack of power or authority, death, dissolution, merger, termination or disability of the Guarantor, any guarantor, the Borrower, or any other Person or the failure of the Administrative Agent or any other Credit Agreement Secured Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of the Guarantor, any guarantor, the Borrower, or any other Person;

(c) promptness, diligence, demand, presentment, protest and notice of any kind, including notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of the Borrower, the Administrative Agent, the Credit Agreement Secured Parties, any endorser or creditor of the foregoing, any guarantor or on the part of any other Person under this or any other instrument in connection with any obligation or evidence of indebtedness held by the Administrative Agent or the Credit Agreement Secured Parties as collateral or in connection with any amounts due under this Agreement or any other Financing Document;

(d) any defense based upon any judicial or nonjudicial foreclosure or sale of, or other election of remedies with respect to, any interest in Collateral serving as security for all or any part of the amounts due under any Financing Document, even though such foreclosure, sale or election of remedies may impair the subrogation rights of the Guarantor or may preclude the Guarantor from obtaining reimbursement, contribution, indemnification or other recovery from the Borrower or any other Person and even though the Guarantor may not, as a result of such foreclosure, sale or election of remedies, be liable for any deficiency;

(e) any defense based on any offset against any amounts that may be owed by any Person to the Guarantor for any reason whatsoever;

(f) any defense based on any act, failure to act, delay or omission whatsoever on the part of the Borrower or any Affiliates of the Borrower or the failure by the Borrower or any Affiliates of the Borrower to do any act or thing or to observe or perform any covenant, condition or agreement to be observed or performed by it under any Financing Document;

(g) any defense based upon any statute or rule of law that provides that the obligation of a surety or guarantor must be neither larger in amount nor in other respects more burdensome than that of the principal;

(h) any defense of setoff or counterclaim that may at any time be available to or asserted by the Borrower or any Affiliates of the Borrower against the Administrative Agent, the Credit Agreement Secured Parties or any other Person under any Financing Document;

(i) any duty on the part of the Administrative Agent or any Credit Agreement Secured Party to disclose to the Guarantor any facts any Credit Agreement Secured Party may now or hereafter know about the Borrower or the Project, regardless of whether the Administrative Agent or any Credit Agreement Secured Party has reason to believe that any such facts materially increase the risk beyond that which the Guarantor intends to assume, or have reason to believe that such facts are unknown to the Guarantor, or have a reasonable opportunity to communicate such facts to the Guarantor, since the Guarantor acknowledges that the Guarantor is fully responsible for being and keeping informed of the financial condition of the Borrower and the Project and of all circumstances bearing on the risk of non-payment of any amounts due or non-performance of any obligations under this Agreement or any other Financing Document;

(j) any defense based on any change in the time, manner or place of any payment or performance under, or in any other term of, any Financing Document, or any other amendment, renewal, extension, acceleration, compromise or waiver of or any consent or departure from the terms of any Financing Document;

(k) any defense arising by reason of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the amounts due under this Agreement or any other Financing Document (or any interest on all or any part of the amounts due under this Agreement or any other Financing Document) in or as a result of any such proceeding, any failure of the Administrative Agent to file a claim in any such proceeding, or the occurrence of any of the following: (i) the election by the Administrative Agent, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the Bankruptcy Code, (ii) any extension of credit or the grant of any lien or encumbrance under Section 364 of the Bankruptcy Code, (iii) any use of cash collateral under Section 363 of the Bankruptcy Code, or (iv) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person; and

(l) any other circumstance (including any statute of limitations), any act or omission by the Borrower or any existence of or reliance on any representation by the Administrative Agent, the Borrower, or any Credit Agreement Secured Party that might otherwise constitute a defense available to, or discharge of, any guarantor or surety, defense of payment or performance of the applicable amounts due under this Agreement or any other Financing Document (other than the defense that the Guarantor has performed its obligations hereunder or that the underlying obligation has been performed).

Section 5.05. Continuing and Unconditional Obligations.  (a)  The Guarantor’s obligations under this Agreement can be discharged only by performance and then only to the extent of such performance of such obligations by the Guarantor.  These obligations are not subject to any prior notice to, demand upon or action against the Borrower or to any prior notice to the Guarantor with regard to any default by the Borrower.  Each failure by the Guarantor to pay or perform, as the case may be, any amounts due or any obligations under this Agreement shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

(b) The Credit Agreement Secured Parties may, at any time and from time to time (whether or not after revocation or termination of this Agreement) without the consent of or notice to the Guarantor, except such notice as may be required by the Financing Documents or applicable Law which cannot be waived, without incurring responsibility to the Guarantor, without impairing or releasing the obligations of the Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(i) change the manner, place and terms of payment or performance of, or renew or alter, any obligations and liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, or in any manner modify, amend or supplement the terms of the Financing Documents or any documents, instruments or agreements executed in connection therewith, and the agreements herein made shall apply to such obligations as changed, extended, renewed, modified, amended, supplemented or altered in any manner;

(ii) exercise or refrain from exercising any rights against the Borrower or others (including the Guarantor) or otherwise act or refrain from acting;

(iii) add or release any guarantor or surety from its obligations without affecting or impairing the obligations of the Guarantor hereunder;

(iv) settle or compromise any amounts, obligations or liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment or performance of all or any part thereof to the payment or performance of any amounts, obligations or liabilities which may be due to the Credit Agreement Secured Parties or others;

(v) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner or in any order any property by whomsoever pledged or mortgaged to secure or securing any amounts, liabilities or obligations (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof or any offset against any such property;

(vi) apply any sums by whomsoever paid or howsoever realized to any obligations and liabilities of the Borrower or any guarantor or surety to the Credit Agreement Secured Parties under the Financing Documents in the manner provided therein regardless of what obligations and liabilities remain unpaid, except that sums paid by the Guarantor hereunder shall be deemed to have been paid in respect of the applicable obligation of the Guarantor hereunder;

(vii) consent to or waive any breach of, or any act, omission or default under, the Financing Documents or otherwise amend, modify or supplement the Financing Documents or any of such other instruments or agreements; or

(viii) act or fail to act in any manner referred to in this Agreement which may deprive the Guarantor of its right to subrogation against the Borrower or any guarantor or surety to recover full indemnity for any payments or performances made pursuant to this Agreement or of its right of contribution against any other party.

(c) No invalidity, irregularity or unenforceability of any obligations and liabilities under any Financing Document or invalidity, irregularity, unenforceability or non-perfection of any collateral therefor, shall affect, impair or be a defense to this Agreement, which is a primary obligation of the Guarantor.

(d) This is a continuing agreement and all obligations to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  In the event that, notwithstanding the provisions of this Section 5.05, this Agreement shall be deemed revocable in accordance with applicable Law, then, to the fullest extent permitted by applicable Law, any such revocation shall become effective only upon receipt by the Administrative Agent of written notice of revocation signed by the Guarantor.  To the extent permitted by applicable Law, no revocation or termination hereof shall affect, in any manner, rights arising under this Agreement with respect to obligations and liabilities arising prior to receipt by the Administrative Agent of written notice of such revocation or termination.  Any such revocation or termination prior to the date contemplated in Section 6.17 (Term of Guaranty) shall be deemed to be an Event of Default.

(e) The obligations of the Guarantor under this Agreement shall not be affected by (i) any default by the Borrower in the performance or observance of any of its agreements or covenants in any Financing Document or (ii) the bankruptcy or insolvency of the Borrower.

Section 5.06. Bankruptcy.  The Guarantor hereby irrevocably waives, to the extent it may do so under applicable Laws, any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Code or equivalent provisions of the Laws of any other jurisdiction with respect to any proceedings, or any successor provision of Law of similar import, in the event of any Bankruptcy Event with respect to the Borrower or any guarantor or surety.  Specifically, in the event that the trustee (or similar official) in a Bankruptcy Event with respect to the Borrower or any guarantor or surety or the debtor-in-possession takes any action (including the institution of any action, suit or other proceeding for the purpose of enforcing the rights of the Borrower, or any guarantor or surety under this Agreement or any other Financing Document), the Guarantor shall not assert any defense, claim or counterclaim denying liability hereunder on the basis that this Agreement or any other Financing Document is an executory contract or a “financial accommodation” that cannot be assumed, assigned or enforced or on any other theory directly or indirectly based on Sections 365(c)(1), 365(c)(2) or 365(e)(2) of the Bankruptcy Code, or equivalent provisions of the Law of any other jurisdiction with respect to any proceedings or any successor provision of Law of similar import.  If a Bankruptcy Event with respect to the Borrower or any guarantor or surety shall occur, the Guarantor agrees, after the occurrence of such Bankruptcy Event, to reconfirm in writing, to the extent permitted by applicable Laws, its pre-petition waiver of any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Code or equivalent provisions of the Laws of any other jurisdiction with respect to proceedings and, to give effect to such waiver, the Guarantor consents, to the fullest extent it may do so under applicable Law, to the assumption and enforcement of each provision of this Agreement and any other Financing Document by the debtor-in-possession or the trustee in bankruptcy of the Borrower or of any guarantor or surety, as the case may be.

ARTICLE VI

MISCELLANEOUS

Section 6.01. Amendments, Etc.  No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Guarantor from this Agreement, shall be effective unless in writing signed by the Administrative Agent and the Guarantor, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 6.02. Applicable Law; Jurisdiction; Etc.  (a) GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) SUBMISSION TO JURISDICTION.  THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCING DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  THE GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER FINANCING DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY OF THE GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT AGREEMENT SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT AGAINST THE GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE.  THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCING DOCUMENT IN ANY COURT REFERRED TO IN SECTION 6.02(B).  THE GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Service of Process.  The Guarantor hereby irrevocably consents to the service of any and all process in any such action or proceeding by the air mailing of copies of such process to the Guarantor at its then effective notice address pursuant to Section 6.09 (Notices and Other Communications).

(e) Immunity.  To the extent that the Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Guarantor hereby irrevocably and unconditionally waives such immunity in respect of its obligations under the Financing Documents and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 6.02(e) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

(f) WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.02(F).

Section 6.03. Benefits of Guaranty.  Nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto and the Credit Agreement Secured Parties, and each of their successors and permitted assigns under this Agreement or any other Financing Document, any benefit or any legal or equitable right or remedy under this Agreement.

Section 6.04. Expenses.  The Guarantor agrees to pay on demand to the Administrative Agent (a) all reasonable costs and reasonable and documented expenses incurred by the Administrative Agent (including the reasonable and documented fees, expenses and disbursements of counsel) incident to its exercise of any of its rights (or the rights of any other Credit Agreement Secured Party) under this Agreement and (b) all costs and expenses incurred by the Administrative Agent (including the fees, expenses and disbursements of counsel) incident to its enforcement, protection or preservation of any of its rights, remedies or claims (or the rights or claims of any other Credit Agreement Secured Party) under this Agreement.

Section 6.05. Interest.  Any amount required to be paid by the Guarantor pursuant to the terms hereof that is not paid when due shall bear interest at the Default Rate or the maximum rate permitted by Law, whichever is less, from the date due until paid in full in cash.

Section 6.06. Counterparts; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall become effective when it has been executed by each of the parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 6.07. Entire Agreement.  This Agreement, together with each other Financing Document, is intended by the parties as a final expression of their agreement and is intended as a complete and exclusive statement of the terms and conditions thereof.

Section 6.08. No Waiver; Cumulative Remedies.  No failure by the Administrative Agent to exercise, and no delay by the Administrative Agent in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Financing Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 6.09. Notices and Other Communications.  (a)  Except as provided in Section 6.09(b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or, except with respect to any notice of Default or Event of Default, sent by electronic mail as follows:

If to the Administrative Agent:

Société Générale, as Administrative Agent
1221 Avenue of the Americas
New York, NY 10020
Attention:    Robert Preminger
Telephone:  212-278-5703
Fax:  212-278-6136
Email:  robert.preminger@sgcib.com

If to the Guarantor:

El Paso Corporation
1001 Louisiana Street
Houston, Texas 77002
Attention:   Manager - Debt Administration
Telephone:  713-420-1855
Fax:  713-520-2708
E- mail Address: john.hopper@elpaso.com

(b) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

(c) Each of the parties hereto may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

Section 6.10. Reinstatement.  Unless the Completion Date occurs prior to the Date Certain, this Agreement and the Guarantor’s obligations hereunder shall continue to be effective or be automatically reinstated, as the case may be, if at any time any amount of (a) any payment pursuant to this Agreement or (b) any payment of the Obligations, in either such case, is rescinded, invalidated, declared to be fraudulent or preferential, set aside or must otherwise be restored or returned upon the insolvency, bankruptcy, reorganization, liquidation of any of the Borrower, the Guarantor or any other Person party to a Financing Document or upon the dissolution of, or appointment of any intervenor or conservator of, or trustee or similar official for, any of the Borrower, the Guarantor  any other Person party to a Financing Document or any substantial part of the Borrower’s, the Guarantor’s or any other such Person’s assets, or otherwise, all as though such payments had not been made, and the Guarantor shall pay the Administrative Agent on demand all reasonable costs and out-of-pocket expenses (including reasonable fees, expenses and disbursements of counsel) incurred by the Administrative Agent in connection with such rescission or restoration.

Section 6.11. Rights of the Administrative Agent.

(a) The use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties

(b) The provisions of this Section 6.11 are solely for the benefit of the Administrative Agent, and neither the Guarantor nor any other Person shall have rights as a third party beneficiary of any of such provisions.

(c) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Financing Documents.  Without limiting the generality of the foregoing, the Administrative Agent shall not:

(i)	be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)
have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Credit Agreement Secured Parties as shall be expressly provided for herein or in the other Financing Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Financing Document or applicable Law; or

(iii)
except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, nor shall the Administrative Agent be liable for any failure to disclose, any information relating to the Guarantor or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence or continuance of any Default or Event of Default, or (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document.

(e) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Guarantor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 6.12. Severability.  If any provision of this Agreement or any other Financing Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Financing Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.13. Successions and Assignments.  This Agreement shall (a) be binding upon the Guarantor, the Administrative Agent and their respective successors and assigns; and (b) inure, together with the rights and remedies of the Administrative Agent, to the benefit of the Administrative Agent, the Credit Agreement Secured Parties and their respective successors and permitted assigns; provided, that Guarantor may not assign any of its obligations hereunder without the prior written consent of the Administrative Agent (acting at the direction of the Credit Agreement Secured Parties).

Section 6.14. Survival.  Notwithstanding anything in this Agreement to the contrary, Section 6.04(Expenses), Section 6.05(Interest) and Section 6.11(Rights of the Administrative Agent) shall survive the termination of this Agreement.

Section 6.15. Time.  Time is of the essence of this Agreement.

Section 6.16. Waiver of Litigation Payments.  To the extent that the Guarantor may, in any action, suit or proceeding brought in any of the courts referred to in Section 6.02(b) (Applicable Law; Jurisdiction; Etc.) or elsewhere arising out of or in connection with this Agreement or any other Financing Document, be entitled to the benefit of any provision of Law requiring the Administrative Agent or any other Credit Agreement Secured Party in such action, suit or proceeding to post security for the costs of the Guarantor or to post a bond or to take similar action, the Guarantor hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the Laws of the State of New York or, as the case may be, the jurisdiction in which such court is located.

     Section 6.17. Term of Guaranty.  Subject to Section 6.10(Reinstatement) and as otherwise provided in Section 6.14(Survival), this Agreement shall remain in effect until the earliest to occur of (i) the Credit Agreement Discharge Date, or (ii) if the Completion Date occurs prior to the Date Certain, the Completion Date.

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IN WITNESS WHEREOF, the parties, acting through their duly authorized representatives, have caused this Agreement to be executed in their respective names as of the day and year first written above.

EL PASO CORPORATION, as the Guarantor

By:	/s/ John R. Sult
Name: John R. Sult
Title: Executive Vice President and Chief Financial Officer

SOCIÉTÉ GÉNÉRALE, as the Administrative Agent

By:	/s/ Roberto S. Simon
Name: Roberto S. Simon
Title: Managing Director

RUBY PIPELINE, L.L.C., as the Borrower

By:	/s/ John J. Hopper
Name: John J. Hopper
Title: Vice President and Treasurer